Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed with the Securities and Exchange Commission August 1, 2006 for the registration of 880,000 shares of common stock pertaining to the Metalico, Inc. 1997 Long-Term Incentive Plan of our report dated March 3, 2006, except for Note 24 as to which the date is March 13, 2006, with respect to the consolidated financial statements and schedules of Metalico, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ McGladrey & Pullen, LLP
Peoria, Illinois
August 1, 2006